SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 16, 2008

UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260 Lake Road
Dayville, CT 06241
(Address of Principal Executive Offices) (Zip Code)

(860) 779-2800
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A is filed by United Natural Foods, Inc. (the “Company”) to clarify the disclosure under Item 5.02 of the Company’s Current Report on Form 8-K, filed on September 16, 2008, regarding the maximum number of performance units which Steven L. Spinner, the Company’s President and Chief Executive Officer, may receive under the Company’s 2004 Equity Incentive Plan pursuant to his offer letter.  As disclosed under Item 5.02, Mr. Spinner was eligible under his offer letter with the Company to receive a grant of 50,000 performance units; however, this grant may be increased to up to 100,000 performance units based on the Company’s performance during a two-year performance period relative to certain performance targets approved by the Compensation Committee of the Company’s Board of Directors.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2008, Michael S. Funk retired as the President and Chief Executive Officer of United Natural Foods, Inc. (the “Company”), and the Company’s Board of Directors appointed Steven L. Spinner, age 48, as the Company’s new President and Chief Executive Officer.  On September 16, 2008, Mr. Spinner also was appointed to the Company’s Board of Directors to serve as a Class III director until the Company’s 2008 annual meeting of stockholders.  Mr. Spinner also has been nominated by the Board of Directors for election as a Class III director at the 2008 annual meeting of stockholders to serve for a term of three years.  Mr. Funk will continue to serve on the Company’s Board of Directors and, on September 16, 2008, was appointed as the Chair of the Board.

Prior to joining the Company as President and Chief Executive Officer, Mr. Spinner served as a director and as Chief Executive Officer of Performance Food Group Company (“PFG”) from October 2006 to May 2008, when PFG was acquired by affiliates of The Blackstone Group and Wellspring Capital Management.  Mr. Spinner previously had served as PFG’s President and Chief Operating Officer beginning in May 2005.  Mr. Spinner served as PFG’s Senior Vice President and Chief Executive Officer — Broadline Division from February 2002 to May 2005 and as PFG’s Broadline Division President from August 2001 to February 2002.

In connection with the appointment of Mr. Spinner as the Company’s President and Chief Executive Officer, on September 16, 2008, the Company and Mr. Spinner entered into an offer letter that sets forth certain terms of Mr. Spinner’s employment with the Company and a severance agreement.

Offer Letter

Mr. Spinner’s offer letter provides that, effective September 16, 2008, Mr. Spinner will be employed as the Company’s President and Chief Executive Officer on an “at will” basis and will be appointed to the Company’s Board of Directors to serve as a Class III director until the Company’s 2008 annual meeting of stockholders.  As noted above, Mr. Spinner also has been nominated by the Board of Directors for election as a Class III director at the 2008 annual meeting of stockholders to serve for a term of three years.  The offer letter provides Mr. Spinner with the following benefits in consideration of his service as the Company’s President and Chief Executive Officer:

•	an annual base salary of $775,000, which will be prorated for any portion of a fiscal year during which Mr. Spinner is employed as the Company’s President and Chief Executive Officer;

•	an annual bonus target of 100% of his base salary, 50% of which will be guaranteed for fiscal 2009;

•
an initial grant of options to purchase 30,000 shares of the Company’s common stock and 36,000 shares of restricted stock of the Company, which grant will vest in four equal annual installments beginning on the first anniversary of Mr. Spinner’s first day of employment with the Company, which is the grant date of the award;

•
a potential grant of 50,000 restricted performance share units based on the Company’s achievement of certain earnings targets determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) during a performance period ending on August 1, 2010 (which grant may be increased to up to 100,000 restricted performance share units based on the Company’s performance relative to such targets during the performance period);

•	reimbursement for reasonable living and transportation expenses in the Providence, Rhode Island area while Mr. Spinner maintains his primary residence in Richmond, Virginia; and

•	participation in the Company’s welfare and benefit plans in accordance with the terms of such plans.

Severance Agreement

The severance agreement provides Mr. Spinner with the following benefits in the event his employment with the Company is terminated by the Company or he resigns from his position as President and Chief Executive Officer of the Company.

Severance Benefits

If (a) Mr. Spinner’s employment with the Company is terminated for reasons other than Cause, death or Disability or (b) Mr. Spinner resigns for Good Reason, the Company is obligated to pay to Mr. Spinner any unpaid base salary and accrued and unpaid bonuses and vacation as of the date of termination or resignation and to continue to provide Mr. Spinner with his base salary and medical benefits in effect as of the date of termination or resignation for one year following the effective date of the termination or resignation, subject to applicable withholding and deductions.  In addition, solely in connection with any termination of Mr. Spinner for Cause,

•
the Company is required to pay Mr. Spinner a pro rata portion of the bonus to which he would have been entitled for the year in which he was terminated and an amount equal to the pro rata portion of his unvested balance in the Company’s employee stock ownership plan that would vest on the first anniversary of the date of Mr. Spinner’s termination; and

•
a pro rata portion of any options to purchase shares of the Company’s common stock awarded to Mr. Spinner and not vested and exercisable on or prior to the date of Mr. Spinner’s termination that would otherwise become vested and exercisable on or prior to the first anniversary of the date of Mr. Spinner’s termination and any shares of restricted stock of the Company granted to Mr. Spinner that would have vested or had any restrictions thereon removed on or prior to the first anniversary of the date of Mr. Spinner’s termination, will, in either case, become vested or have any restrictions thereon removed, as the case may be.

All such payments and vesting will be prorated based on the number of full calendar months that Mr. Spinner was employed as the Company’s President and Chief Executive Officer during the fiscal year in which he was terminated or resigned.  In addition, the provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (collectively, “Section 409A”).

If Mr. Spinner’s employment with the Company is terminated for Cause, death or Disability, or he resigns for other than Good Reason (each such capitalized term, as defined in the severance agreement), the Company is obligated to pay to Mr. Spinner any unpaid base salary and accrued and unpaid bonuses and vacation as of the date of termination or resignation; provided, that with respect to a termination for Cause, the Company is entitled to withhold any compensation due to Mr. Spinner as a partial offset against any damages suffered by the Company as a result of his actions.

Change in Control Benefits

If (a) Mr. Spinner’s employment with the Company is terminated for reasons other than Cause, death or Disability or (b) Mr. Spinner resigns for Good Reason, in either case, on or within one year after a Change in Control (as defined in the severance agreement), subject to any limitations imposed by applicable law and the severance agreement, Mr. Spinner will be entitled to receive

•	any unpaid base salary and accrued and unpaid bonuses and vacation;

•
a lump sum payment equal to (i) three times Mr. Spinner’s then applicable base salary plus (ii) the average annual bonus paid to Mr. Spinner for the three fiscal years prior to the date of his termination or resignation (or the average of the bonuses he has received if he will not have been employed by the Company for less than three years as of such date, or, if he has not received an annual bonus as of such date, his target bonus);

•	a pro rata portion of the annual bonus Mr. Spinner would have been entitled to receive for the fiscal year in which such termination or resignation occurred; and

•	an amount equal to Mr. Spinner’s unvested account balance in the Company’s employee stock ownership plan.

In addition, all of Mr. Spinner’s then outstanding equity awards will vest and, if applicable, become exercisable.  The Company also is required to continue to provide Mr. Spinner with his medical benefits in effect as of the date of such termination or resignation for a period of three years following the termination or resignation.  The provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A.

Gross-Up Payments

If any of the benefits provided to Mr. Spinner under the severance agreement are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, the Company is required to pay to Mr. Spinner such additional amounts as are necessary for Mr. Spinner to realize the full value of such benefits as if such excise tax did not apply.

Employee Covenants

Mr. Spinner is required under the severance agreement to comply with certain confidentiality and noncompetition restrictions and assignment of inventions agreements.  The noncompetition restrictions extend for one year following Mr. Spinner’s termination or resignation and prohibit Mr. Spinner from engaging in business activities with certain of the Company’s competitors.

In addition, in connection with any termination or resignation, Mr. Spinner is required to execute and not revoke a release of claims against the Company as a condition to the Company’s obligations to make any payments or provide Mr. Spinner with any other benefits to which he is entitled under the severance agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Natural Foods, Inc.

By:    /s/ Mark E. Shamber
Mark E. Shamber
Vice President and Chief Financial Officer

Date:  February 27, 2009